Exhibit 99.3

LANDMARK APARTMENT TRUST, INC. TO BE ACQUIRED

BY STARWOOD CAPITAL GROUP AND MILESTONE APARTMENTS REIT

Richmond, Virginia (October 22, 2015) – Landmark Apartment Trust, Inc. (“Landmark” or the “Company”), a multifamily real estate investment trust with assets located in select metropolitan areas throughout the Southern United States, announced today that it has entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which it will be acquired by Monument Partners, L.L.C. (“Monument”), an entity owned by affiliates of Starwood Capital Group and Milestone Apartments Real Estate Investment Trust (TSX: MST.UN) (“Milestone”), in an all-cash transaction valued at approximately $1.9 billion, including the assumption of existing debt. Upon completion of the transaction, Landmark will become a privately held company.

Pursuant to the terms of the Merger Agreement, Monument will acquire all of the outstanding common stock of Landmark and all of the outstanding common units of Landmark’s operating partnership, Landmark Apartment Trust Holdings, LP, for $8.17 per share or common unit in an all-cash transaction. Payment of the per share and per common unit consideration is net of all transaction expenses incurred by the Company.

The Board of Directors of the Company has approved the merger agreement and has recommended approval of the merger by Landmark’s stockholders. The transaction is contingent on the approval by stockholders holding a majority of Landmark’s outstanding common stock and outstanding preferred stock, voting together as a single class, and is subject to the satisfaction or waiver of certain other closing conditions. The transaction is expected to close in the first quarter of 2016.

“I am pleased to announce today’s acquisition by Starwood and Milestone. Given that many stockholders have held shares for many years, our Board believes that liquidity is a primary driver for our stockholder constituency. This is an all cash transaction giving stockholders immediate liquidity at closing,” said Ed Kobel, Chairman of the Landmark Board of Directors.

“Today’s announcement marks the successful conclusion of a strategic review process that our Board of Directors undertook earlier this year, which included the potential for an initial public offering. Given recent market volatility, we believe that this merger provides our stockholders with a more certain liquidity event,” said Jay Olander, Chief Executive Officer of Landmark. “Management and the Board of Directors support the transaction and will work diligently to ensure a smooth transition. We’d like to thank our associates for all of their hard work in growing Landmark over the last several years, and we are all very proud of their efforts,” concluded Mr. Olander.

BofA Merrill Lynch and Citigroup are acting as financial advisors to the Company, with Hogan Lovells US LLP acting as legal advisor.

About Landmark Apartment Trust:

Landmark Apartment Trust, Inc. is a multifamily real estate investment trust with assets consisting of mid-market, garden-style apartments primarily located in the South and certain Texas markets of the United States. Landmark owns or has an ownership position in approximately 24,000 apartment units and provides management services for an additional 1,700 units owned by affiliates. Landmark aims to unlock hidden value and unrealized cash flow through the below market acquisition and repositioning of mid-income multifamily properties in targeted Southern markets, where the management team can apply its expertise to create a competitive advantage. For more information about Landmark please visit www.latapts.com.

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate. Headquartered in Greenwich, CT, the Firm maintains 10 offices in four countries around the world, and currently has more than 1,400 employees. Starwood Capital Group has raised approximately $32 billion of equity capital since its inception in 1991, and currently manages over $45 billion in assets. The Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk-reward dynamics to be evolving. For more than two decades, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises around real estate portfolios in both the private and public markets. Additional information can be found at www.starwoodcapital.com.

About Milestone

Milestone is an unincorporated, open-ended real estate investment trust that is governed by the laws of Ontario. The REIT’s portfolio consists of 61 multifamily garden-style residential properties, comprising 19,908 units that are located in 14 major metropolitan markets throughout the Southeast and Southwest United States. Milestone is the largest real estate investment trust listed on the TSX focused solely on the United States multifamily sector. The REIT operates its portfolio through its internal property management company, Milestone Management, LLC, which has more than 900 employees across the United States. Based in Dallas, TX, TMG Partners, L.P., an affiliate of The Milestone Group, LLC, is the external asset manager of the REIT. For more information, please visit www.milestonereit.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to obtain the required stockholder approval to consummate the proposed mergers; the satisfaction or waiver of other conditions in the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company and others related to the Merger Agreement; the ability of third parties to fulfill their obligations relating to the proposed transaction; the risk that the mergers or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all; the availability of financing and the attractiveness of its terms; changes in economic conditions generally and the real estate market specifically; changes in interest rates; competition in the real estate industry generally and the apartment community sub-industry specifically; the supply and demand for operating properties in the Company’s target market areas; legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts (“REITs”); and changes in accounting principles generally accepted in the United States of America or in policies and guidelines applicable to REITs. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this communication will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the Company’s SEC reports, including, but not limited to, in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 24, 2015, the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, which was filed with the SEC on May 15, 2015, the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, which was filed with the SEC on August 10, 2015, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. Any forward-looking statement speaks only as of the date of this communication and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company expects to file with the SEC a proxy statement, which proxy statement will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGERS. You may obtain a free copy of the proxy statement and other relevant documents filed by the Company with the SEC (if and when they become available) at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company (if and when they become available) will be available free of charge on its website at www.latapts.com, or by directing a written request to Landmark Apartment Trust, Inc. at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230, Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive proxy statement filed with the SEC on April 23, 2015 in connection with its 2015 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Relations

Steve Swett & Kara Smith

203-682-8200

Steve.Swett@icrinc.com

Kara.Smith@icrinc.com

Media Relations

Jason Chudoba & Hayley Cook

203-682-8200

Jason.Chudoba@icrinc.com

Hayley.Cook@icrinc.com